Exhibit 99.1

Amphastar Announces Final Judgment in the Patent Litigation against Momenta Pharmaceuticals, Inc. and Sandoz Inc.

RANCHO CUCAMONGA, CA – March 21, 2018 – Amphastar Pharmaceuticals, Inc. (NASDAQ: AMPH) announced that on March 20, 2018, the United States Court for the District of Massachusetts (the “District Court”) entered final judgment in favor of Amphastar in a lawsuit brought by Momenta Pharmaceuticals, Inc. and Sandoz Inc. The District Court held that Amphastar is “the prevailing party” in the case and affirmed the jury verdict, dated July 21, 2017, holding that the claims of Momenta’s U.S. Patent No. 7,575,886 (the “Patent”) are invalid because the claims are not enabled and lack written description. The District Court’s final judgment also determined that based on its conduct before the U.S. Pharmacopeia (the “USP”), Momenta and Sandoz had waived their ability to enforce the Patent and were also estopped from enforcing the Patent in connection with Amphastar’s testing procedure per a USP method.

On March 20, 2018, the District Court also denied Momenta’s and Sandoz’s motion to dismiss Amphastar’s antitrust lawsuit relating to Momenta’s and Sandoz’s anticompetitive conduct before the USP and the District Court provided a schedule for the antitrust lawsuit with a jury trial set for September 9, 2019.

Amphastar's CEO, Dr. Jack Zhang, stated: "We are very happy to receive the Court’s final judgment in Amphastar’s favor as well as the Court’s denial of Momenta’s and Sandoz’s motion to dismiss our antitrust lawsuit. We can now proceed to file a motion to collect the $100 million bond in the patent case and proceed to assert our treble damages under antitrust law. ”

Company Information

Amphastar is a specialty pharmaceutical company that focuses primarily on developing, manufacturing, marketing, and selling technically-challenging generic and proprietary injectable and inhalation products. Additionally, the Company sells insulin API products. Most of the Company’s finished products are used in hospital or urgent care clinical settings and are primarily contracted and distributed through group purchasing organizations and drug wholesalers. More information is available at the Company’s website at www.amphastar.com.

Forward Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to the Company’s expectations regarding litigation matters, collection of the bond posted by the Plaintiffs and other matters related to its current products, pipeline of product candidates and other future events. These statements are not historical facts but rather are based on Amphastar’s current expectations, estimates, and projections regarding Amphastar’s business, operations, and other similar or related factors. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and other similar or related expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond Amphastar’s control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in Amphastar’s filings with the Securities and Exchange Commission. Amphastar undertakes no obligation to revise or update information in this press release to reflect events or circumstances in the future, even if new information becomes available.

Contact Information:

Amphastar Pharmaceuticals, Inc.

Bill Peters

Chief Financial Officer

(909) 980-9484